Exhibit 99.1

The St. Joe Company Reports Full Year 2006 Net Income of $0.71 Per Share, after
  $0.11 Per Share Charges Relating to Florida Homebuilding Exit and Corporate
                                 Reorganization

         Fourth Quarter Net Income was $23.8 Million, or $0.32 per Share

                 Residential Market Continues to be Challenging

                      Solid Commercial and Rural Land Sales

            JOE Closed Rights-of-Way Sale with Florida Department of
                                 Transportation

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Feb. 6, 2007--The St. Joe Company (NYSE:JOE) today announced that its Net Income for the fourth quarter 2006 was $23.8 million, or $0.32 per share, compared with $37.2 million, or $0.49 per share, for the fourth quarter of 2005. All per share references in this release are presented on a diluted basis.

    Net Income for the full year 2006 was $52.5 million, or $0.71 per share, compared with $126.6 million, or $1.66 per share, for the full year 2005. Included in the full-year results for 2006 are charges of $13.4 million pretax (or $0.11 per share after tax) related to JOE's exit from the homebuilding business in Florida and the corporate reorganization announced last August.

    2006 Was a Very Challenging Year

    "This past year has been very challenging for JOE and most companies in the residential real estate business," said JOE Chairman and CEO Peter S. Rummell. "While we responded prudently to the dramatic slowdown in Florida's real estate markets, the challenge has been to react appropriately to what we believe is a cyclical market downturn without inhibiting our ability to create significant long-term value for shareholders. We believe we've struck the right balance for our residential business. JOE's 2006 Commercial and Rural Land Sales results were solid throughout the year."

    "Over the course of 2006, as the scope of the residential slowdown became apparent, we reviewed and significantly reduced capital expenditures, streamlined operations and evaluated corporate activities to ensure they were contributing to value creation," said Rummell. "As we enter 2007, resort and primary residential resale inventories remain high in our Florida markets. By the end of the year, we expect the level of existing inventories to be on a downward trend. We believe we are making the appropriate investments in entitlements and planning, along with community and regional infrastructure, to meet demand once the Florida market works through the downturn."

    "The pricing of some of our resort and seasonal product has been revised to reflect current market conditions," said Rummell. "We have lengthened the required time periods for home-site purchasers to start construction of their homes. And, with completed homes now in greater demand than home sites, we are seeking new alliances with home builders to bring finished product to market in our communities."

    "While it's too early to make any predictions about results for the full year, recently we have seen an increasing level of sales-center traffic in our resort, seasonal and primary residential projects," said Rummell. "We are a long way from achieving supply-demand equilibrium, but we are optimistic that things are beginning to move in the right direction."

    "Commercial interest in Northwest Florida remains a bright spot in this difficult market," said Rummell. "National and regional retail developers have discovered Northwest Florida and are expressing a high level of interest in the region. In SouthWood, for example, four retail transactions closed in the fourth quarter, with aggregate gross revenues of $14.1 million that will bring new retail choices to the area."

    "Rural Land Sales had a strong fourth quarter, with JOE selling 16,857 acres in 15 transactions for $31.5 million," said Rummell. "The average price per acre declined in the fourth quarter to $1,900 from $4,100 per acre in the third quarter, primarily due to two transactions totaling 15,469 acres, which sold for an average price of $1,700 per acre. Per acre pricing variations of rural land are largely a function of the location and attributes of the particular tracts being sold."

    JOE Positioned for Future Growth

    In the third quarter of 2006, JOE announced company-wide organizational changes to meet its future strategic needs. As the company continued to reassess its long-term plans, more adjustments were required. As a result, in January 2007, JOE announced additional organizational revisions designed to advance its Rural Land Sales strategies. These changes are designed to position JOE for the next decade of value creation.

    "By most any measure, JOE has been quite successful over the last decade," said Rummell. "But, what we did to be successful in our first ten years would not produce the same success for our next ten. The realization of our potential in the decade ahead requires a shift in strategy and tactics."

    "While our previous structure served us well, JOE's new structure is designed to meet our future needs," said Rummell. "In August, we began our exit from homebuilding in Florida and have streamlined and organized our field operations regionally to insure each of our landholdings ultimately find their highest and best use. This restructuring of the business was required regardless of current market conditions. We have thoroughly reviewed our strategy and tactics for each product type in every market where we operate. At the same time, we have focused on regional place making including land enhancement, entitlements and strategic alliances. As a result, we are entering 2007 re-energized, with renewed commitment to creating long-term shareholder value, and better positioned to capture the opportunities ahead. Great companies build on their core competencies and keep evolving. We believe the opportunities for JOE over the next ten years are likely to be different than the previous decade."

    "Moving forward, we believe it is important for JOE to focus on our core competencies and leverage them with strong strategic partners," said Rummell. "Our goal is to accelerate value creation by working closely with top-quality strategic partners who can bring capital, expertise and brand recognition to Northwest Florida."

    Homebuilding Alliances Show Results

    "Our homebuilding alliances are beginning to show significant results with activity across five communities," said Rummell. "Beazer Homes closed on the purchase of 264 JOE primary residential home sites during the fourth quarter of 2006, with gross revenues of $15.6 million, and David Weekly Homes closed on the purchase of 21 home sites, with gross revenues of $1.5 million."

    "By forming homebuilding alliances with Beazer Homes and David Weekly Homes, we are better able to concentrate on what we do best, land enhancement, large-scale planning, entitlements and regional place-making," said Britt Greene, JOE's Chief Operating Officer. "They bring strong brands to our market, highly-evolved homebuilding operations to our towns and marketing expertise to our sales centers. We intend to expand alliances with more builders in 2007 and the years ahead, as our markets recover and grow."

    Airport Relocation Project Continues to Advance

    During the fourth quarter, The Panama City-Bay County Airport and Industrial District (Airport Authority) announced that it had received the final State of Florida permits necessary to move forward with the relocation of the Panama City-Bay County International Airport. Issuance of the state permits clears the way for the U.S. Army Corps of Engineers to issue a Section 404 permit, the final major environmental permit necessary before construction of the new airport can begin.

    Previously JOE agreed to donate 4,000 acres to the Airport Authority when relocation funding and all permits are in place. On September 15, 2006, the Federal Aviation Administration (FAA) issued its Record of Decision (ROD) approving the relocation of the Panama City-Bay County International Airport to a site in West Bay. A Petition for Review of the Record of Decision has been filed against the FAA by the Natural Resources Defense Council and other petitioners in New York Federal Circuit Court.

    Regulatory steps remain before construction of the new airport can begin. The relocation of the airport is also dependent on adequate funding.

    JOE and National Audubon Society to Study Nature Center
Feasibility

    In January 2007, JOE and the National Audubon Society signed a Memorandum of Understanding creating a strategic alliance to study the feasibility of establishing a state-of-the-art, world-class nature center in the West Bay Preservation Area in Bay County to showcase Northwest Florida's rich environmental and cultural heritage. The nature center concept includes a multi-functional facility designed to promote environmental education, experiences, research and stewardship.

    The proposed nature center would be a step in the realization of the West Bay Preservation Area that is planned to include tens of thousands of acres of conservation land with open space that could be used for wildlife greenways, hunting, fishing, hiking, bird-watching, parks, recreational areas and educational areas. A substantial portion of the West Bay Preservation Area includes the mitigation lands for the relocated airport in Bay County. These mitigation lands are currently encumbered by a conservation easement, which is contingent on the construction of the relocated airport.

    JOE Closed Rights-of-Way Sale with Florida Department of
Transportation

    In the fourth quarter, JOE closed a transaction with the Florida Department of Transportation (FDOT) for the sale of approximately 4,000 acres in Northwest Florida to be used for rights-of-way for future road and highway construction in the region. JOE received $46 million in cash from this transaction. Accounting gain will be recognized over time as the FDOT completes the design and engineering of individual roadway segments and the land is conveyed to the FDOT, a process that is likely to take many years to complete.

    Entitlements Pipeline Continues to Strengthen

    On December 31, 2006, JOE owned approximately 805,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 334,000 acres within 10 miles of the coast of the Gulf of Mexico and approximately 424,000 acres outside the 10-mile coastal perimeter, plus approximately 47,000 acres in southwest Georgia.

    Also, on December 31, 2006, JOE had land-use entitlements in hand or in process for approximately 44,300 residential units and approximately 14.5 million square feet of commercial space. An additional 627 acres was zoned for commercial uses. These entitlements are on approximately 58,000 acres.

    "Securing land-use entitlements is a priority and a performance measure," said Chris Corr, JOE's Chief Strategy Officer. "Land-use entitlements are fundamental to our value creation strategy. For JOE, they represent value we have created but not yet monetized. That's why we have made securing entitlements a core competency for JOE; it's why we've made it a significant measure of our success."

    During the fourth quarter, the Florida Department of Community Affairs found that the Bonfire Beach comprehensive plan amendment is in compliance with all applicable laws. Bonfire Beach, located in Mexico Beach in Bay County, is being planned for resort and seasonal residential development. The land-use plan, now final, provides for 750 residential units and 70,000 square feet of commercial space on 550 acres. Additional regulatory steps remain before development work can begin.

    In November, the Town of Cedar Grove voted to adopt a comprehensive plan amendment for DeerPoint Cedar Grove, a proposed 750-unit project on 599 acres in Bay County. This new project will provide important new primary residential choices in eastern Bay
County.

    During the fourth quarter, the state of Florida issued a Final Order for the implementation of the Carrabelle East and St. James Island comprehensive land-use plan amendments, upholding a ruling that found these comprehensive land-use plans in compliance with the law. Franklin County was required to enact remedial measures on portions of its comprehensive plan, which were enacted in December. Carrabelle East consists of 600 primary residential units on 200 acres and the St. James Island land-use plan provides for 2,840 resort and rural residential units on 5,204 acres.

    Also, in the fourth quarter, an administrative law judge denied all challenges related to the West Bay DSAP and College Station projects in Bay County. The Florida Department of Community Affairs is expected to issue its final order for these two projects later this quarter. The West Bay DSAP consists of 5,842 residential units, 4.3 million square feet of commercial space near the relocated airport site, and 800 wet and dry boat slips all in Bay County. College Station is being planned for 800 primary residential units on 567 acres.

    "We will remain tightly focused on securing land-use entitlements, regardless of market conditions," said Corr. "We know that it will never get any easier to entitle land in Florida. That's just one reason we're committed to building as strong a pipeline as possible."

    See Tables 1, 2 and 3 below for additional information about our entitlements currently in hand or in process.

    Court Upholds Regional General Permit for 48,150 Acres in Walton and Bay Counties

    In the fourth quarter, the U.S. District Court in Jacksonville upheld a Regional General Permit (RGP) issued to JOE by the U.S. Army Corps of Engineers (USACE) in 2004 to implement large-scale environmental and development planning for 48,150 acres in Walton and Bay Counties.

    The court vacated its previously granted temporary injunction that halted further implementation of the RGP. The plaintiffs have appealed the ruling. This legal action has had only a minimal effect to date on JOE's real estate development activity.

    "JOE joined with a coalition of local citizens, leaders and local and national environmental groups in an effort to create a model for large-scale ecological protection across an entire region, which encompasses multiple watersheds," said Corr. "The RGP is also the result of an interagency comprehensive regional planning effort in which the USACE, State of Florida, the Florida Department of Environmental Protection, the U.S. Fish and Wildlife Service, the National Marine Fisheries Service, the U.S. Environmental Protection Agency and JOE all participated."



                             2007 OUTLOOK


    "The overall outlook for JOE's performance in 2007 reflects many of the same challenges we experienced in 2006," said JOE's Chief Financial Officer Michael N. Regan. "We anticipate that 2007's results will be partly a function of supply-demand balance in our residential markets, as well as the confidence level of retail and commercial users in the long-term health of Northwest Florida."

    "Specifically, we expect 2007 to be much like 2006 in our residential segment," said Regan. "A bright spot is expected to be commercial real estate sales, which we anticipate will continue at the solid pace consistent with the last couple of years. We believe commercial real estate customers traditionally take a longer view and continue to have a positive view of Northwest Florida's long-term economic prospects. We believe Rural Land Sales have the potential for another strong year, with results driven by the sale of a few larger tracts."

    "As we work our way through this phase of the real estate cycle, our objective is to remain flexible, keep debt at a manageable level and leverage our low-basis land to be well-positioned to create value when the market returns," said Regan.

    Residential Real Estate

    "High inventories of existing residential product will likely continue to restrain sales of new product in the majority of our markets in 2007," said Regan. "We expect that it will take some time before supply and demand reach equilibrium."

    "During this phase of the real estate cycle, we continue to entitle and plan projects," said Regan. "We are limiting construction activity, however, as we wait for the market to rebound. We feel we have adequate lot inventory so when the market turns, we will be ready. In 2007, we have started to see improved traffic in sales centers in many communities."

    "The mix of residential product sold in 2007 will differ significantly from that of 2006," said Regan. "As we expand our strategic alliances with national, regional and local homebuilders, residential sales are expected to be dominated by transactions with homebuilders, with a declining proportion of sales to individuals. Because there are so many variables involved, it is difficult to forecast the amount and timing of homebuilder transactions. We closed on several sales to homebuilders in the last half of 2006 and we expect to announce additional relationships and sales during 2007."

    Commercial Real Estate

    "Commercial land sales is expected to be a bright spot in 2007, although we expect substantial variability with respect to the timing of transactions," said Regan. "We expect to see continued strong demand for retail land in Northwest Florida as well as industrial parcels in our commerce parks. Retail sales are expected to include both stand-alone parcels and retail parcels in our mixed-use developments."

    "We have entered into a listing agreement with Eastdil Secured, LLC, a wholly-owned subsidiary of Wells Fargo & Company in Atlanta, for the marketing and potential disposition of JOE's office building portfolio," said Regan. "The portfolio is located in seven markets throughout the Southeast and consists of seventeen buildings with approximately 2.3 million net rentable square feet. Given the currently low capitalization rates (by historic standards) coupled with abundant capital flowing into office real estate investments, we feel that a potentially unique opportunity exists to sell the portfolio. However, there is obviously significant variability with respect to the timing of any transaction."

    Rural Land Sales

    "Full year 2007 Rural Land Sales may be on par with that experienced in 2006," said Regan. "We completed several large rural land transactions in 2006, and we may see more of these larger acreage sales during 2007. The per-acre pricing is expected to vary significantly depending on the quality, size, and location of the parcels being sold."



                    DIVIDENDS AND STOCK REPURCHASE


    A quarterly cash dividend of $0.16 per share of common stock was paid on December 29 to shareholders of record at the close of business on December 15.

    On December 31, 74,272,665 JOE shares were outstanding. The number of weighted-average diluted shares in the fourth quarter of 2006 was 74,274,077.

    During the fourth quarter of 2006, JOE expended an aggregate of $11.9 million for dividends. The company did not purchase any of its shares on the open market during the quarter. On December 31, approximately $103.8 million remained of the company's stock repurchase authorization. Table 4 below contains additional information on JOE's repurchase activity since 1998.

    Range of Anticipated Share Repurchase Activity Lowered for 2007

    During 2006, JOE expended an aggregate of $105.0 million for dividends ($47.7 million) and the acquisition of its shares ($57.3 million).

    "In 2007, we expect to expend approximately $50 to $100 million for dividends and acquisition of our shares," said Regan. "Our dividend and repurchase program is an important component to creating shareholder value. However, we will be prudent in our approach toward repurchase activity in 2007 considering our other capital commitments. Our level of investment in the repurchase program will become clearer as we gain greater visibility of our sales activity as the selling season begins."



                           SEGMENT RESULTS


    RESIDENTIAL REAL ESTATE

    Pretax income from continuing operations for JOE's residential real estate segment was $8.5 million for the fourth quarter of 2006, compared to $42.7 million in the fourth quarter of 2005. Fourth quarter 2006 results include restructuring charges of $0.4 million. Pretax income from continuing operations for the year 2006 was $36.6 million, compared to $155.4 million for 2005. These results exclude income from unconsolidated affiliates.

    In the fourth quarter of 2006, the residential real estate segment closed on the sales of 638 units and generated revenues from housing and home sites of $125.9 million, compared to 630 units and $195.7 million in revenues in the fourth quarter of 2005. For the year 2006, the residential real estate segment closed on the sales of 1,902 units and generated revenues from housing and home sites of $498.7 million, compared to 2,309 units and $692.9 million in revenues in 2005. See Table 5 below for additional information on our residential sales activity.

    JOE accepted contracts for 131 homes and 317 home sites in the fourth quarter of 2006, compared to 286 homes and 104 home sites in the fourth quarter last year. JOE accepted contracts for 776 homes and 565 home sites in 2006, compared to 1,653 homes and 514 home sites in 2005.

    The decrease in home contracts and increase in home-site contracts reflect our strategic shift away from vertical homebuilding and our growing relationships with homebuilders. See Table 6 below for additional information on units placed under contract.

    The backlog of home sites and homes under contract was 268 units as of December 31, 2006, compared to 822 units as of December 31, 2005. "As a result of the slower sales pace in 2006, our backlog continued to be reduced in the fourth quarter as closings of units far outpaced units placed under contract," said Greene. "We are also in a transition stage in several of our high-volume projects, with Paseos, Rivercrest, St. Johns Golf & Country Club and Artisan Park at or nearing sell-out." See Table 7 below for additional backlog information.

    For the fourth quarter, the average margin for homes and home sites was 15.4 percent and 36.0 percent, compared to 21.4 percent and
67.4 percent, respectively, for the same period in 2005. The contraction of home and home site margins reflects a change of mix with more sales of primary community lots to homebuilders and fewer sales of higher-end resort products.

    JOE continues to expand the role of national homebuilders in our communities. See Table 8 below for additional information on homebuilder activity. Additional information on project activity is in Table 9 below.

    During the fourth quarter, the WaterColor Inn was ranked Northwest Florida's only AAA "Four Diamond" hotel. "The WaterColor Inn continues to set a new hospitality standard not only for this region, but for resorts nationwide," said Greene.

    COMMERCIAL REAL ESTATE

    Pretax income from continuing operations for the commercial segment was $13.3 million for the fourth quarter of 2006, compared to $4.7 million in the same quarter of 2005. For the year 2006, pretax income from continuing operations was $21.7 million compared to $22.2 million in 2005.

    Pretax income from discontinued operations for the fourth quarter of 2006 was $1.8 million, compared to $5.6 million in the fourth quarter of 2005. For the year 2006, pretax income from discontinued operations was $17.3 million compared to $20.8 million in 2005. See Table of Quarterly Discontinued Operations below for net-of-tax results.

    "During the fourth quarter, we closed on four commercial transactions at SouthWood, highlighted by a $12 million deal with The Sembler Company, a privately-owned regional shopping center development and management firm," said Greene. "Sembler plans to break ground later this year on a 430,000 square foot retail center expected to be anchored by a home improvement store and a first-class soft goods retailer. We continue to see increased interest in SouthWood from national and regional retailers and are pleased that Sembler will expand the retail offerings for the SouthWood community."

    "In Bay, Walton and Gulf counties, we continue to see interest in our commercial offerings from commerce parks to retail outparcels," said Greene. "Highlights of the quarter include a $4.5 million sale of a land parcel to the Port St. Joe Port authority and a $4.9 million sale of a 30,000 square foot, JOE-developed commercial office building at Beckrich Office Park, which is presented in discontinued operations."

    Information on JOE's commercial land sales activity can be found in Table 10 below. Table 11 contains information on JOE's portfolio of office buildings.

    RURAL LAND SALES

    The Rural Land Sales segment had pretax income from continuing operations of $26.8 million in the fourth quarter of 2006, compared to $19.1 million in the fourth quarter of 2005. For the year 2006, the Rural Land Sales segment had pretax income from continuing operations of $72.5 million, compared to $50.6 million for the year 2005.

    In the fourth quarter of 2006, sales of Woodlands, JOE's rural recreational land, totaled $29.7 million for 16,695 acres at an average price of $1,800 per acre, compared to $17.0 million for 7,805 acres at an average price of $2,200 per acre in the fourth quarter of 2005. The results in the fourth quarter were primarily due to two transactions totaling 15,469 acres for an average price of $1,700 per acre. For the year 2006, JOE sold 34,335 acres of rural recreational land at an average price of $2,600 per acre, compared with 28,958 acres of rural land at an average price of $2,400 per acre in 2005.

    Additional information on JOE's Rural Land Sales activity can be found in Table 12 below.



                           TABLES AND DATA


    Table 1 summarizes JOE's Florida residential and mixed-use projects with land-use entitlements as of December 31, 2006. This table includes multifamily projects, which are marketed by our commercial group. Also detailed in the table are commercial entitlements, in terms of square feet, that are entitled as part of JOE's mixed-use projects. These commercial entitlements include retail, office and industrial uses.



                               Table 1
                 Summary of Land-Use Entitlements (1)
       Active JOE Residential and Mixed-Use Projects in Florida
                          December 31, 2006



                                           Project
     Project       Class.(2)    County       Acres    Project Units(3)
------------------ --------- ------------ ----------- ----------------

In Development:(6)
------------------
Artisan Park (7)      PR     Osceola             175              616
Cutter Ridge          PR     Franklin             10               25
Hawks Landing         PR     Bay                  88              168
Landings at
 Wetappo              RR     Gulf                113               24
Palmetto Trace        PR     Bay                 141              481
Paseos (7)            PR     Palm Beach          175              325
RiverCamps on
 Crooked Creek        RS     Bay               1,491              408
Rivercrest (7)        PR     Hillsborough        413            1,382
RiverSide at
 Chipola              RR     Calhoun             120               10
RiverTown             PR     St. Johns         4,170            4,500
SevenShores
 (Perico Island)      RS     Manatee             192              686
SouthWood             VAR    Leon              3,370            4,770
St. Johns Golf &
 Country Club         PR     St. Johns           880              799
SummerCamp            RS     Franklin            762              499
The Hammocks          PR     Bay                 133              457
Victoria Park         PR     Volusia           1,859            4,200
WaterColor            RS     Walton              499            1,140
WaterSound            VAR    Walton            2,425            1,432
WaterSound Beach      RS     Walton              256              511
WaterSound West
 Beach                RS     Walton               62              199
WindMark Beach        RS     Gulf              2,020            1,662
                                          ----------- ----------------
     Subtotal                                 19,354           24,294
                                          ----------- ----------------

In Pre-
 Development:(6)
------------------
Avenue A              PR     Gulf                  6               96
Bayview Estates       PR     Gulf                 31               45
Bayview
 Multifamily          PR     Gulf                 20              300
Beckrich NE           PR     Bay                  15               70
Boggy Creek           PR     Bay                 630              526
Bonfire Beach         RS     Bay                 550              750
College Station       PR     Bay                 567              800
East Lake Creek       PR     Bay                  81              313
East Lake Powell      RS     Bay                 181              360
Hills Road            RS     Bay                  30              356
Howards Creek         RR     Gulf                  8               33
Laguna Beach West     PR     Bay                  59              382
Long Avenue           PR     Gulf                 10               30
Palmetto Bayou        PR     Bay                  58              217
ParkSide              PR     Bay                  48              480
Pier Park NE          VAR    Bay                  57              460
Pier Park
 Timeshare            RS     Bay                  13              125
PineWood
 (ParkPlace)          RS     Bay                 118              264
Port St. Joe Town
 Center               VAR    Gulf                180              624
Powell Adams          RS     Bay                  32            1,425
RiverCamps on
 Sandy Creek          RS     Bay               6,500              624
Sabal Island          RS     Gulf                 45               18
The Cove              RR     Gulf                 57               81
Timber Island (8)     RS     Franklin             49              407
Topsail               VAR    Walton              115              627
Wavecrest             RS     Bay                   7               95
WestBay Corners SE    VAR    Bay                 100              524
WestBay Corners SW    PR     Bay                  64              160
WestBay DSAP          VAR    Bay              15,089            5,842
WestBay Landing       VAR    Bay                 950              214
WhiteFence Farms,
 Red Hills            RR     Leon                373               61
                                          ----------- ----------------
     Subtotal                                 26,043           16,309
                                          ----------- ----------------
Total                                         45,397           40,603
                                          =========== ================


                   Residential Residential                 Remaining
                     Units     Units Under     Total       Commercial
                     Closed      Contract    Residential  Entitlements
                      Since       as of         Units      (Sq. Ft.)
     Project        Inception   12/31/06(4)  Remaining(4)      (5)
------------------ ----------- ------------ ------------- ------------

In Development:(6)
------------------
Artisan Park (7)          498           29            89           --
Cutter Ridge               --           --            25           --
Hawks Landing              59            2           107           --
Landings at
 Wetappo                    7           --            17           --
Palmetto Trace            460           --            21           --
Paseos (7)                322           --             3           --
RiverCamps on
 Crooked Creek            182           --           226           --
Rivercrest (7)          1,365            5            12           --
RiverSide at
 Chipola                    2           --             8           --
RiverTown                  --           --         4,500      500,000
SevenShores
 (Perico Island)           --            9           677        9,000
SouthWood               2,142           19         2,609    4,715,360
St. Johns Golf &
 Country Club             785            5             9           --
SummerCamp                 80            1           418       25,000
The Hammocks              453           --             4           --
Victoria Park           1,294            3         2,903      854,254
WaterColor                870           --           270       47,600
WaterSound                 15           --         1,417      457,380
WaterSound Beach          419            3            89       29,000
WaterSound West
 Beach                     13           --           186           --
WindMark Beach            127           --         1,535       75,000
                   ----------- ------------ ------------- ------------
     Subtotal           9,093           76        15,125    6,712,594
                   ----------- ------------ ------------- ------------

In Pre-
 Development:(6)
------------------
Avenue A                   --           --            96           --
Bayview Estates            --           --            45           --
Bayview
 Multifamily               --           --           300           --
Beckrich NE                --           --            70           --
Boggy Creek                --           --           526           --
Bonfire Beach              --           --           750       70,000
College Station            --           --           800           --
East Lake Creek            --           --           313           --
East Lake Powell           --           --           360       30,000
Hills Road                 --           --           356           --
Howards Creek              --           --            33           --
Laguna Beach West          --           --           382           --
Long Avenue                --           --            30           --
Palmetto Bayou             --           --           217       90,000
ParkSide                   --           --           480           --
Pier Park NE               --           --           460      190,000
Pier Park
 Timeshare                 --           --           125           --
PineWood
 (ParkPlace)               --           --           264           --
Port St. Joe Town
 Center                    --           --           624      500,000
Powell Adams               --           --         1,425           --
RiverCamps on
 Sandy Creek               --           --           624           --
Sabal Island               --           --            18           --
The Cove                   --           --            81           --
Timber Island (8)          --           --           407       14,500
Topsail                    --           --           627      300,000
Wavecrest                  --           --            95           --
WestBay Corners SE         --           --           524       50,000
WestBay Corners SW         --           --           160           --
WestBay DSAP               --           --         5,842    4,330,000
WestBay Landing            --           --           214           --
WhiteFence Farms,
 Red Hills                 --           --            61           --
                   ----------- ------------ ------------- ------------
     Subtotal              --           --        16,309    5,574,500
                   ----------- ------------ ------------- ------------
Total                   9,093           76        31,434   12,287,094
                   =========== ============ ============= ============


(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge.
(2) Current JOE land classifications:
-- PR - Primary residential.
-- RS -Resort and seasonal residential, which includes RiverCamps.
-- RR -Rural residential, which includes WhiteFence Farms, Homesteads and other rural residential products.
-- VAR -Includes multiple classifications. For example, a project may have substantial commercial and residential acres.
(3) Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units or square feet to be constructed at full build-out may be lower than the number entitled or currently expected.
(4) Excludes our Mid-Atlantic region that includes activity in North and South Carolina where we are primarily engaged in homebuilding, and not obtaining entitlements. As of December 31, 2006, the Mid-Atlantic region had 1,492 home sites owned or under contract. Of that total, 191 have been sold and 1,301 remain to be sold.
(5) Represents the remaining square feet with land-use entitlements as designated in a development order or expected given the existing property land use or zoning and present plans. Commercial entitlements include retail, office and industrial uses. Industrial uses total 6,128,381 square feet including SouthWood, RiverTown and the West Bay DSAP.
(6) A project is "in development" when construction on the project has commenced. A project in "pre-development" has land-use entitlements but is still under internal evaluation or requires one or more additional permits prior to the commencement of construction.
(7) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.
(8) Timber Island entitlements include seven residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.




                               Table 2
           Proposed JOE Residential and Mixed-Use Projects
          In the Land-Use Entitlement Process in Florida (1)
                          December 31, 2006


                                                           Estimated
                                                Estimated  Commercial
                                        Project Project   Entitlements
      Project        Class.(2)  County   Acres   Units(3) (Sq. Ft.)(3)
-------------------- --------- -------- ------- --------- ------------
Beacon Hill             RR     Gulf          3        12           --
Carrabelle East         PR     Franklin    200       600           --
Country Walk            RR     Bay       1,300       125           --
DeerPoint Cedar
 Grove                  PR     Bay         599       750           --
Panama City Mixed
 Use                    VAR    Bay       1,414     3,100      635,000
Port St. Joe Draper,
 Phase I                PR     Gulf        639     1,200           --
SouthSide               VAR    Leon      1,625     2,800    1,150,000
South Walton
 Multifamily            PR     Walton       40       212           --
Star Avenue North       VAR    Bay         271     1,248      380,000
St. James Island
 McIntyre               RR     Franklin  1,704       340           --
St. James Island
 RiverCamps             RS     Franklin  2,500       500           --
St. James Island
 Granite Point          RS     Franklin  1,000     2,000           --
The Cove, Phase 3       RR     Gulf          7        26           --
                                        ------- --------- ------------
Total                                   11,302    12,913    2,165,000
                                        ======= ========= ============

(1) A project is deemed to be in the land-use entitlement process when customary steps necessary for the preparation and submittal of an application, such as conducting pre-application meetings or similar discussions with governmental officials, have commenced and/or an application has been filed. All projects listed have significant entitlement steps remaining that could affect their timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.
(2) Current JOE land classifications:
-- PR - Primary residential.
-- RS - Resort and seasonal residential, which includes RiverCamps.
-- RR - Rural residential, which includes WhiteFence Farms, Homesteads and other rural residential products.
-- VAR - Includes multiple classifications. For example, a project may have substantial commercial and residential acres.
(3) The actual number of units or square feet to be constructed at full build-out may be lower than the number ultimately entitled.




                               Table 3
      Summary of Additional Commercial Land-Use Entitlements (1)
      (Commercial Projects Not Included in Tables 1 and 2 Above)
                Active JOE Florida Commercial Projects
                          December 31, 2006

                                               Acres Under
                                    Acres Sold  Contract
                            Project   Since      As of     Total Acres
     Project       County    Acres   Inception   12/31/06   Remaining
----------------- --------- ------- ---------- ----------- -----------
Airport Commerce  Leon          45         --           5          40
Airport Road      Franklin      13         --          --          13
Alf Coleman
 Retail           Bay           25         16           1           8
Avery St. Retail  Bay           10         10          --          --
Beach Commerce    Bay          157        149           2           6
Beach Commerce II Bay          112         11          --         101
Beckrich Office
 Park             Bay           16         12          --           4
Beckrich Retail   Bay           47         19           2          26
Cedar Grove
 Commerce         Bay           51         --          --          51
Franklin
 Industrial       Franklin       7         --          --           7
Glades Retail     Bay           14         --          --          14
Gulf Boulevard    Bay           76         21          --          55
Hammock Creek
 Commerce         Gadsden      165         27          --         138
Mill Creek
 Commerce         Bay           37         --          --          37
Nautilus Court    Bay           11          4          --           7
Port St. Joe
 Commerce II      Gulf          39          9          --          30
Port St. Joe
 Commerce III     Gulf          54         --          --          54
Port St. Joe
 Medical          Gulf          19         --          --          19
Powell Hills
 Retail           Bay           44         --          44          --
South Walton
 Commerce         Walton        39         18           4          17
                            ------- ---------- ----------- -----------
Total                          981        296          58         627
                            ======= ========== =========== ===========

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Includes significant JOE projects that are either operating, under development or in the pre-development stage.




                               Table 4
                      Stock Repurchase Activity
                      Through December 31, 2006

                             Shares
             --------------------------------------
                                                    Total Cost
                                                       (in     Average
   Period     Purchased  Surrendered(1)    Total     millions)  Price
------------ ----------- -------------- ----------- ---------- -------

1998          2,574,200         11,890   2,586,090      $55.5  $21.41
1999          2,843,200         11,890   2,855,090       69.5   24.31
2000          3,517,066             --   3,517,066       80.2   22.78
2001          7,071,300         58,550   7,129,850      176.0   24.67
2002          5,169,906        256,729   5,426,635      157.6   29.03
2003          2,555,174        812,802   3,367,976      102.9   30.55
2004          1,561,565        884,633   2,446,198      105.0   42.90
2005          1,705,000         68,648   1,773,648      124.8   70.33
2006            948,200        148,417   1,096,617       57.3   52.22
             ----------- -------------- ----------- ---------- -------
Total/
 Weighted
 Average     27,945,611      2,253,559  30,199,170     $928.8  $30.73
             =========== ============== =========== ========== =======

(1) Shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options and the vesting of restricted stock.




                               Table 5
                       Residential Real Estate
                            Sales Activity
                   Three Months Ended December 31,
                           ($ in millions)

                    2006                            2005
       ------------------------------- -------------------------------
       Number                          Number
         of            Cost of           of            Cost of
        Units          Sales   Gross    Units          Sales   Gross
        Closed Revenue   (1)    Profit  Closed Revenue   (1)    Profit
       ------- ------- ------- ------- ------- ------- ------- -------

Home
 Sites
 (2)      334   $30.8   $19.7   $11.1     113   $36.2   $11.8   $24.4
Homes
 (3)      304    95.1    80.5    14.6     517   159.5   125.3    34.2
       ------- -------                 ------- ------- ------- -------
Total     638  $125.9  $100.2   $25.7     630  $195.7  $137.1   $58.6
       ======= ======= ======= ======= ======= ======= ======= =======




                       Year Ended December 31,
                           ($ in millions)
                    2006                            2005
       ------------------------------- -------------------------------
       Number                          Number
         of            Cost of           of            Cost of
        Units          Sales   Gross    Units          Sales   Gross
        Closed Revenue   (1)    Profit  Closed Revenue   (1)    Profit
       ------- ------- ------- ------- ------- ------- ------- -------

Home
 Sites
 (2)      563   $69.3   $36.0   $33.3     513  $155.3   $42.4  $112.9
Homes
 (3)    1,339   429.4   344.3    85.1   1,796   537.6   440.3    97.3
       ------- -------                 ------- ------- ------- -------
Total   1,902  $498.7  $380.3  $118.4   2,309  $692.9  $482.7  $210.2
       ======= ======= ======= ======= ======= ======= ======= =======

(1) Cost of sales for home sites in the fourth quarter of 2006 consisted of $17.1 million in direct costs, $0.5 million in selling costs and $2.1 million in indirect costs. Cost of sales for home sites in the fourth quarter of 2005 consisted of $8.0 million in direct costs, $1.1 million in selling costs and $2.7 million in indirect costs. Cost of sales for homes in the fourth quarter of 2006 consisted of $67.6 million in direct costs, $5.0 million in selling costs and $7.8 million in indirect costs. Cost of sales for homes in the fourth quarter of 2005 consisted of $107.1 million in direct costs, $8.0 million in selling costs and $10.2 million in indirect costs.
(2) Profit has been deferred as a result of continuing development obligations at SummerCamp and WaterSound West Beach. As a consequence, revenue recognition and closings may occur in different periods.
(3) Homes include single-family, multifamily and Private Residence Club (PRC) units. Multifamily and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Percentage-of-completion accounting was utilized at Artisan Park in the fourth quarter of 2006 and 2005. Paseos and Rivercrest, two unconsolidated joint ventures, are not included. Sales are substantially complete at both of these communities.




                               Table 6
                       Residential Real Estate
                     Units Placed Under Contract
                   Three Months Ended December 31,

                              2006         2005      Percentage Change
                           ------------ ------------ -----------------
Home Sites                         317          104            204.8 %
Homes (1)                          131          286             (54.2)
                           ------------ ------------ -----------------
Total (1)                          448          390             14.9 %
                           ============ ============ =================




                       Year Ended December 31,

                              2006         2005      Percentage Change
                           ------------ ------------ -----------------
Home Sites                         565          514              9.9 %
Homes (1)                          776        1,653             (53.1)
                           ------------ ------------ -----------------
Total (1)                        1,341        2,167           (38.1) %
                           ============ ============ =================

(1) Homes include single-family homes, multifamily and PRC units.
 Paseos and Rivercrest, two unconsolidated joint ventures, are not included. Sales are substantially complete at both of these communities.




                               Table 7
                       Residential Real Estate
                           Backlog (1) (2)
                           ($ in millions)

                            December 31, 2006      December 31, 2005
                          ---------------------- ---------------------
                             Units     Revenues    Units     Revenues
                          ----------- ---------- ---------- ----------
Home Sites                        21       $3.9         12       $2.2
Homes (3)                        247       87.6        810      278.7
                          ----------- ---------- ---------- ----------
Total                            268      $91.5        822     $280.9
                          =========== ========== ========== ==========

(1) Backlog represents units under contract but not yet closed. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $1.2 million for 5 units at the end of the fourth quarter of 2006, compared to $108.3 million for 414 units at the end of the fourth quarter of 2005.
(2) Excludes national homebuilder units committed but not under contract that are included in Table 8.
(3) As of December 31, 2006, there were 24 units subject to percentage-of-completion accounting in the homes backlog with related revenue of $12.5 million (of which $11.9 million had previously been recognized in the financial statements). As of December 31, 2005, there were 151 units subject to percentage-of-completion accounting with related revenue of $64.8 million (of which $41.3 million had previously been recognized in the financial statements).




                               Table 8
                       Residential Real Estate
                     National Homebuilder Summary
                of Home Site Commitments and Purchases
               April 1, 2006 through December 31, 2006

                             Total Units                  Remaining
                Total Units    Closed     Average Price      Units
                Committed(1)   12/31/06    Closed Units    To Close
                ------------ ------------ -------------- -------------
Beazer Homes
  Beckrich Point         70            0            N/A            70
  Laguna West           350            0            N/A           350
  SouthWood             163          107        $42,941            56
  Victoria Park         179          179        $66,369             0
David Weekley
 Homes
  Hawks Landing          99           10        $60,900            89
  Palmetto Trace         56           48        $77,688             8
  PineWood
   (ParkPlace)           70            0            N/A            70
  RiverCamps on
   Crooked Creek          3            3       $209,667             0
  SouthWood             140            0            N/A           140
  Victoria Park          72           72       $102,444             0
  WaterSound              7            7       $144,248             0
                ------------ ------------                -------------
Total                 1,209          426                          783
                ============ ============                =============

(1) Includes amounts under contract or committed.




                               Table 9
                Residential Real Estate Sales Activity
                   Three Months Ended December 31,
                           ($ in thousands)


                                           2006
                       ----------------------------------------------
                       Units Closed Avg. Price Accepted(1) Avg. Price
                       ------------ ---------- ----------- ----------
Artisan Park (2)
   Home Sites                    0       $0.0           0       $0.0
   Single-Family Homes          17      516.0          (3)     772.0
   Multifamily Homes            36      427.9          (1)     399.9
Hawks Landing
   Home Sites                   31       71.2          12       63.3
Palmetto Trace
   Home Sites                    9       81.2           9       81.2
   Single-Family Homes           2      296.8           2      296.8
Paseos (2)
   Single-Family Homes           3      582.8           1      485.0
RiverCamps on Crooked
 Creek
   Home Sites                    0        0.0           0        0.0
Rivercrest (2)
   Single-Family Homes          68      222.5           0        0.0
Saussy Burbank
   Single-Family Homes         184      298.9         121      287.8
SevenShores
   Multifamily Homes             0        0.0           0        0.0
SouthWood
   Home Sites                   97       54.4         106       59.6
   Single-Family Homes          21      289.6           0        0.0
St. Johns G & CC
   Home Sites                    1      135.0           1      135.0
   Single-Family Homes           7      435.2           8      462.3
SummerCamp
   Home Sites                    7      709.5           5      874.0
   Single-Family Homes           0        0.0           0        0.0
The Hammocks
   Home Sites                    0        0.0           0        0.0
   Single-Family Homes           0        0.0          (1)     152.7
Victoria Park
   Home Sites                  181       66.4         182       67.7
   Single-Family Homes          28      347.5           4      164.9
WaterColor
   Home Sites                    0        0.0           0        0.0
   Single/Multifamily
    Homes                        2      712.4           1      813.1
   PRC Shares                    0        0.0           0        0.0
WaterSound
   Home Sites                    1      165.0           0        0.0
WaterSound Beach
   Home Sites                    1    1,843.8           0        0.0
   Single-Family Homes           7    1,274.8           0        0.0
   PRC Shares                    0        0.0           0        0.0
WaterSound West Beach
   Home Sites                    0        0.0           0        0.0
   Single-Family Homes           0        0.0           0        0.0
WindMark Beach
  Home Sites                     6      200.9           2      238.7
                       ------------ ---------- ----------- ----------
Total                          709     $217.8         449     $141.0
                       ============ ========== =========== ==========


                                            2005
                        ----------------------------------------------
                        Units Closed Avg. Price Accepted(1) Avg. Price
                        ------------ ---------- ----------- ----------
Artisan Park (2)
   Home Sites                     7     $463.6           7     $463.6
   Single-Family Homes           51      595.8          24      678.5
   Multifamily Homes             54      294.7          12      510.9
Hawks Landing
   Home Sites                     0        0.0           0        0.0
Palmetto Trace
   Home Sites                    15       75.0          15       75.0
   Single-Family Homes           41      257.8           9      277.2
Paseos (2)
   Single-Family Homes           28      482.4           0        0.0
RiverCamps on Crooked
 Creek
   Home Sites                     6      282.5           8      272.5
Rivercrest (2)
   Single-Family Homes          121      179.6           4      207.3
Saussy Burbank
   Single-Family Homes          197      258.4         130      272.5
SevenShores
   Multifamily Homes              0        0.0           0        0.0
SouthWood
   Home Sites                    19      113.9          26      110.8
   Single-Family Homes           43      282.3          58      293.5
St. Johns G & CC
   Home Sites                    11       72.1           0        0.0
   Single-Family Homes           18      446.7           6      587.9
SummerCamp
   Home Sites                    16      260.9          16      260.9
   Single-Family Homes            0        0.0           1      902.4
The Hammocks
   Home Sites                     0        0.0           0        0.0
   Single-Family Homes           19      164.5           6      245.8
Victoria Park
   Home Sites                    28      144.2          23      137.9
   Single-Family Homes           80      276.3          40      351.2
WaterColor
   Home Sites                     1      571.4           0        0.0
   Single/Multifamily
    Homes                         5      966.0           0        0.0
   PRC Shares                     0        0.0           0        0.0
WaterSound
   Home Sites                     0        0.0           0        0.0
WaterSound Beach
   Home Sites                     6    1,778.9           6    1,778.9
   Single-Family Homes            9    1,547.2           0        0.0
   PRC Shares                     0        0.0           0        0.0
WaterSound West Beach
   Home Sites                     4      737.9           3      736.4
   Single-Family Homes            0        0.0           0        0.0
WindMark Beach
  Home Sites                      0        0.0           0        0.0
                        ------------ ---------- ----------- ----------
Total                           779     $306.3         394     $324.2
                        ============ ========== =========== ==========




                       Year Ended December 31,
                           ($ in thousands)


                                           2006
                       ----------------------------------------------
                       Units Closed Avg. Price Accepted(1) Avg. Price
                       ------------ ---------- ----------- ----------
Artisan Park (2)
   Home Sites                    1     $495.0           1     $495.0
   Single-Family Homes          73      626.8          19      661.5
   Multifamily Homes           136      414.3           9      451.2
Bridgeport
   Home Sites                    0        0.0           0        0.0
Hampton Park/James
 Island
   Single-Family Homes           0        0.0           0        0.0
Hawks Landing
   Home Sites                   59       71.8          61       72.0
Palmetto Trace
   Home Sites                   33       78.9          33       78.9
   Single-Family Homes          48      310.6          10      289.0
Paseos (2)
   Single-Family Homes          66      532.4          (1)     490.3
RiverCamps on Crooked
 Creek
   Home Sites                    7      232.7           5      228.8
Rivercrest (2)
   Single-Family Homes         333      207.4          (9)     237.2
Saussy Burbank
   Single-Family Homes         637      285.6         611      290.8
SevenShores
   Multifamily Homes             0        0.0           9    1,013.8
SouthWood
   Home Sites                  134       58.0         140       60.7
   Single-Family Homes         162      300.1          24      316.4
St. Johns G & CC
   Home Sites                    7      144.7           9      147.6
   Single-Family Homes          54      519.5          35      522.1
SummerCamp
   Home Sites                   16      500.0          16      500.0
   Single-Family Homes           0        0.0           0        0.0
The Hammocks
   Home Sites                    0        0.0           0        0.0
   Single-Family Homes          39      151.1          (1)     152.7
Victoria Park
   Home Sites                  257       80.0         256       79.6
   Single-Family Homes         170      319.8          36      315.5
WaterColor
   Home Sites                    2      318.2           2      318.2
   Single/Multifamily
    Homes                        8      981.1           5    1,025.7
   PRC Shares                    0        0.0           0        0.0
WaterSound
   Home Sites                   15      162.3          15      162.3
WaterSound Beach
   Home Sites                    1    1,843.8           2    1,632.6
   Single-Family Homes          12    1,162.2          12    1,156.2
   PRC Shares                    0        0.0           7      275.0
WaterSound West Beach
   Home Sites                    3      441.4           2      293.9
   Single-Family Homes           0        0.0           0        0.0
WindMarkBeach
   Home Sites                   23      242.4          23      242.4
                       ------------ ---------- ----------- ----------
Total                        2,296     $270.0       1,331     $241.2
                       ============ ========== =========== ==========



                                            2005
                        ----------------------------------------------
                        Units Closed Avg. Price Accepted(1) Avg. Price
                        ------------ ---------- ----------- ----------
Artisan Park (2)
   Home Sites                    16     $425.6          16     $425.6
   Single-Family Homes           95      529.3          85      654.4
   Multifamily Homes             86      294.2          88      472.4
Bridgeport
   Home Sites                    36       23.7          36       23.7
Hampton Park/James
 Island
   Single-Family Homes           13      419.7           4      502.4
Hawks Landing
   Home Sites                     0        0.0           0        0.0
Palmetto Trace
   Home Sites                    15       75.0          15       75.0
   Single-Family Homes          141      214.5         104      275.7
Paseos (2)
   Single-Family Homes          117      450.8           1      773.0
RiverCamps on Crooked
 Creek
   Home Sites                   111      315.9         113      314.6
Rivercrest (2)
   Single-Family Homes          491      168.5         294      203.5
Saussy Burbank
   Single-Family Homes          699      255.0         783      261.2
SevenShores
   Multifamily Homes              0        0.0           0        0.0
SouthWood
   Home Sites                    63      125.1          67      125.5
   Single-Family Homes          216      254.1         209      290.2
St. Johns G & CC
   Home Sites                    43       68.4          35       70.2
   Single-Family Homes          111      412.6          47      488.5
SummerCamp
   Home Sites                    64      350.2          64      350.2
   Single-Family Homes            0        0.0           1      968.7
The Hammocks
   Home Sites                     0        0.0           0        0.0
   Single-Family Homes           79      164.7          71      154.2
Victoria Park
   Home Sites                    64      130.9          61      135.3
   Single-Family Homes          299      267.4         261      303.8
WaterColor
   Home Sites                    50      660.6          50      660.6
   Single/Multifamily
    Homes                         8      885.5           0        0.0
   PRC Shares                     1      285.0           1      285.0
WaterSound
   Home Sites                     0        0.0           0        0.0
WaterSound Beach
   Home Sites                    46    1,128.4          46    1,128.4
   Single-Family Homes           48    1,501.1          (1)   1,250.0
   PRC Shares                     0        0.0           0        0.0
WaterSound West Beach
   Home Sites                    10      719.4          11      720.9
   Single-Family Homes            0        0.0           0        0.0
WindMark Beach
   Home Sites                     0        0.0           0        0.0
                        ------------ ---------- ----------- ----------
Total                         2,922     $299.7       2,462     $302.8
                        ============ ========== =========== ==========


(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed. Average prices shown reflect variations in the product mix across time periods as well as price changes for similar product.
(2) JOE owns 74 percent of Artisan Park and 50 percent of each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of residential real estate.




                               Table 10
               Commercial Northwest Florida Land Sales
                   Three Months Ended December 31,

                                  Gross Sales Price Average Price/Acre
       Number of Sales Acres Sold  (in thousands)     (in thousands)
       --------------- ---------- ----------------- ------------------
2006               11        145           $27,390               $189
2005                6         21             3,961                186




                       Year Ended December 31,

                                  Gross Sales Price Average Price/Acre
       Number of Sales Acres Sold  (in thousands)     (in thousands)
       --------------- ---------- ----------------- ------------------
2006               29        245           $48,891               $200
2005               36        220            30,885                140




                               Table 11
               Investment Portfolio of Office Buildings
                          December 31, 2006

                  Number of         Net Rentable          Leased
  Location        Properties         Square Feet        Percentage
------------- ------------------ ------------------- -----------------
  Florida             6                     609,000         94%
  Georgia             8                   1,289,000         78
  Virginia            3                     354,000         97
              ------------------ ------------------- -----------------
  Total              17                   2,252,000         85%
              ================== =================== =================




                               Table 12
                           Rural Land Sales
                 Three Months Ended December 31, 2006

                                                           Average
                                      Gross Sales Price   Price/Acre
           Number of Sales Acres Sold  (in thousands)   (in thousands)
           --------------- ---------- ----------------- --------------
   2006
Woodlands               9     16,695           $29,672           $1.8
Other                   6        162             1,871           11.5
           --------------- ---------- ----------------- --------------
Total                  15     16,857           $31,543           $1.9
           =============== ========== ================= ==============
   2005
Woodlands              29      7,805            16,979            2.2
FloridaWild             1        953             2,400            2.5
Homesteads              1         55             1,840           33.4
Other                   3        297             3,483           11.7
           --------------- ---------- ----------------- --------------
Total                  34      9,110           $24,702           $2.7
           =============== ========== ================= ==============




                     Year Ended December 31, 2006

                                                           Average
                                      Gross Sales Price   Price/Acre
           Number of Sales Acres Sold  (in thousands)   (in thousands)
           --------------- ---------- ----------------- --------------
   2006
Woodlands              63     28,935           $60,265           $2.1
FloridaWild             6      4,692            17,519            3.7
Homestead               1         20               150            7.5
Other                  14        688            12,056           17.5
           --------------- ---------- ----------------- --------------
Total                  84     34,335           $89,990           $2.6
           =============== ========== ================= ==============
   2005
Woodlands              90     25,876            49,488            1.9
FloridaWild             1        953             2,400            2.5
Homesteads             42      1,738             8,722            5.0
Other                   9        391             8,250           21.1
           --------------- ---------- ----------------- --------------
Total                 142     28,958           $68,860           $2.4
           =============== ========== ================= ==============




                            FINANCIAL DATA
               ($ in millions except per share amounts)
                        Summary Balance Sheet

                                   December 31, 2006 December 31, 2005
                                   ----------------- -----------------
Assets
Investment in real estate                  $1,213.5          $1,036.2
Cash and cash equivalents                      36.9             202.6
Accounts receivable                            25.8              58.9
Prepaid pension asset                         100.9              95.0
Property, plant and equipment, net             44.6              40.2
Other assets                                  138.7             159.0
                                   ----------------- -----------------
Total assets                               $1,560.4          $1,591.9
                                   ================= =================

Liabilities and Stockholders'
 Equity
Debt                                         $627.1            $554.4
Accounts payable, accrued
 liabilities                                  248.2             214.4
Deferred income taxes                         212.0             315.9
                                   ----------------- -----------------
Total liabilities                           1,087.3           1,084.7
Minority interest                              10.5              18.2
Total stockholders' equity                    462.6             489.0
                                   ----------------- -----------------
Total liabilities and stockholders'
 equity                                    $1,560.4          $1,591.9
                                   ================= =================




                            Debt Schedule

                                  December 31, 2006  December 31, 2005
                                 ------------------ ------------------
Revolving debt facility                      $60.0                $--
Senior notes                                 307.0              407.0
Bridge loan                                  100.0                 --
Acquisition and other debt                     4.0               14.7
Other collateralized/specific
 asset related debt                          156.1              132.7
                                 ------------------ ------------------
Total debt                                  $627.1             $554.4
                                 ================== ==================




                       Consolidated Comparisons

                    Quarter Ended December 31, Year Ended December 31,
                    -------------------------- -----------------------
                        2006         2005         2006        2005
                    ------------- ------------ ----------- -----------
Revenues:
  Real estate sales       $186.2       $231.4      $638.2      $824.8
  Rental revenue            10.5          8.7        41.0        34.6
  Timber sales               6.4          6.2        29.9        28.0
  Other revenues             7.6          9.8        39.1        44.7
                    ------------- ------------ ----------- -----------
     Total revenues        210.7        256.1       748.2       932.1
                    ------------- ------------ ----------- -----------
Expenses:
  Cost of real
   estate sales            116.6        145.9       407.1       526.1
  Cost of rental
   revenue                   4.2          3.7        16.9        13.9
  Cost of timber
   sales                     4.4          4.9        21.9        20.0
  Cost of other
   revenues                  8.4         10.0        41.7        39.8
  Other operating
   expenses                 17.7         17.4        77.3        69.4
  Corporate expense,
   net                      10.7         11.7        51.3        48.0
  Impairment loss            1.5           --         1.5          --
  Restructuring
   charges                   0.3           --        13.4          --
  Depreciation and
   amortization             10.1          9.2        38.9        35.9
                    ------------- ------------ ----------- -----------
     Total expenses        173.9        202.8       670.0       753.1
                    ------------- ------------ ----------- -----------
     Operating
      profit                36.8         53.3        78.2       179.0
  Other income
   (expense)                (4.7)        (1.4)      (13.5)       (6.4)
                    ------------- ------------ ----------- -----------
Pretax income from
 continuing
 operations                 32.1         51.9        64.7       172.6
Income tax expense         (10.8)       (16.5)      (26.1)      (64.2)
Minority interest
 expense                    (0.5)        (4.4)       (6.1)       (7.8)
Equity in income of
 unconsolidated
 affiliates                  2.0          2.4         9.3        13.0
Discontinued
 operations, net of
 tax                         1.0          3.8        10.7        13.0
                    ------------- ------------ ----------- -----------
Net income                 $23.8        $37.2       $52.5      $126.6
                    ============= ============ =========== ===========
Net income per
 diluted share             $0.32        $0.49       $0.71       $1.66
                    ============= ============ =========== ===========

Weighted average
 diluted shares
 outstanding          74,274,077   75,537,965  74,419,159  76,208,936
                    ============= ============ =========== ===========




                         Revenues by Segment

                    Quarter Ended December 31, Year Ended December 31,
                    -------------------------- -----------------------
                        2006         2005         2006        2005
                    ------------- ------------ ----------- -----------
Residential Real
 Estate:
  Real estate sales       $126.7       $195.8      $499.6      $693.2
  Rental revenue             0.3          0.3         1.7         1.6
  Other revenues             7.3          9.2        38.3        43.6
                    ------------- ------------ ----------- -----------
Total Residential
 Real Estate               134.3        205.3       539.6       738.4
                    ------------- ------------ ----------- -----------
Commercial Real
 Estate:
  Real estate sales         28.0         10.9        48.5        62.7
  Rental revenue            10.2          8.4        39.3        33.1
  Other revenues             0.2          0.6         0.9         1.2
                    ------------- ------------ ----------- -----------
Total Commercial
 Real Estate                38.4         19.9        88.7        97.0
                    ------------- ------------ ----------- -----------
Rural Land Sales:
  Real estate sales         31.6         24.7        90.0        68.8
                    ------------- ------------ ----------- -----------
Total Rural Land
 Sales                      31.6         24.7        90.0        68.8
                    ------------- ------------ ----------- -----------
Forestry Sales               6.4          6.2        29.9        27.9
                    ------------- ------------ ----------- -----------
Total revenues            $210.7       $256.1      $748.2      $932.1
                    ============= ============ =========== ===========




                   Quarterly Segment Pretax Income
                    From Continuing Operations (1)

             12/31   9/30   6/30  3/31  12/31 9/30  6/30  3/31  12/31
            2006(2) 2006(2) 2006  2006  2005  2005  2005  2005  2004
            ----------------------------------------------------------
Residential
 Real Estate   $8.5   $(4.4)$20.4 $12.1 $42.7 $30.5 $56.8 $25.4 $26.9
Commercial
 Real Estate   13.3     7.7   0.7    --   4.7  14.1   2.3   1.1  16.9
Rural Land
 Sales         26.8    12.2  22.1  11.4  19.1  11.7  10.1   9.7  14.1
Forestry        0.1     1.4   0.9   2.0   0.4   0.6   1.6   2.0   2.1
Corporate
 and other    (16.6)  (16.4)(17.3)(20.3)(15.0)(16.1)(15.3)(13.8)(17.0)
            ----------------------------------------------------------
Pretax
 income from
 continuing
 operations   $32.1    $0.5 $26.8  $5.2 $51.9 $40.8 $55.5 $24.4 $43.0
            ==========================================================

(1) The historical results of operations of RiverCamps on Crooked Creek have been reclassified from the Rural Land Sales segment to the residential real estate segment to conform to the current period's presentation.
(2) Includes restructuring charges. See Restructuring Charges Pretax by Segment table below.




               Restructuring Charges Pretax by Segment
                     Year Ended December 31, 2006

                                          Rural Land
                   Residential Commercial    Sales    Other    Total
                   ----------- ---------- ---------- -------- --------
Write-off of
 capitalized
 homebuilding costs      $9.3        $--        $--      $--     $9.3
One-time
 termination
 benefits to
 employees                3.0        0.2        0.2      0.7      4.1
                   ----------- ---------- ---------- -------- --------
Total restructuring
 charges, pretax        $12.3       $0.2       $0.2     $0.7    $13.4
                   =========== ========== ========== ======== ========




                 Discontinued Operations, Net of Tax

                          Quarter Ended Dec. 31,  Year Ended Dec. 31,
                          ---------------------- ---------------------
                             2006       2005       2006       2005
                          ----------- ---------- ---------- ----------
Income (loss) from
 Advantis operations, net
 of tax                          $--       $0.3        $--      $(0.7)
Income from office
 buildings, net of tax            --        0.2        0.4        0.3
Gains on sales of office
 buildings, net of tax           1.0        3.3       10.3       19.2
Loss on sale of Advantis,
 net of tax                       --         --         --       (5.9)
                          ----------- ---------- ---------- ----------
Net income from
 discontinued operations        $1.0       $3.8      $10.7      $12.9
                          =========== ========== ========== ==========




                        Other Income (Expense)

                          Quarter Ended Dec. 31,  Year Ended Dec. 31,
                          ---------------------- ---------------------
                             2006       2005       2006       2005
                          ----------- ---------- ---------- ----------
Dividend and interest
 income                         $1.3       $2.2       $5.1       $3.5
Interest expense                (6.9)      (4.6)     (20.5)     (13.9)
Other                            0.9        1.0        1.9        4.0
                          ----------- ---------- ---------- ----------
Total                          $(4.7)     $(1.4)    $(13.5)     $(6.4)
                          =========== ========== ========== ==========




            Equity in Income of Unconsolidated Affiliates

                          Quarter Ended Dec. 31,  Year Ended Dec. 31,
                          ---------------------- ---------------------
                             2006       2005       2006       2005
                          ----------- ---------- ---------- ----------
Residential Real Estate         $2.0       $2.4       $9.3      $10.6
Commercial Real Estate            --         --         --        2.4
                          ----------- ---------- ---------- ----------
Total                           $2.0       $2.4       $9.3      $13.0
                          =========== ========== ========== ==========


    Reported results are preliminary and not final until the filing of our Form 10-K with the SEC and, therefore, remain subject to adjustment.

    Conference Call Information

    JOE will host an interactive conference call to review the company's results for the quarter ended December 31, 2006, and to discuss our outlook for 2007 on Tuesday, February 6, 2007, at 10:30 a.m., Eastern Standard Time.

    To participate in the call, please phone 866-409-1555 (for domestic calls from the United States) or 913-312-1235 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a Confirmation Code which is:
7749257. Approximately three hours following the call, you may access a replay of the call by phoning 888-203-1112 (domestic) or 719-457-0820 (international) using access code 7749257. The replay will be available for one week.

    JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida's largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE's Florida an even better place to live, work and play. We're no ordinary JOE.

    More information about JOE can be found at our web site at www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;

    --  future residential and commercial entitlements;

    -- expected development timetables and projected timing for sales or closings of homes or home sites in a community;

    -- development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units or commercial square footage that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land or building sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    -- the levels of resale inventory in our developments and the regions in which they are located;

    -- the development of relationships with strategic partners, including homebuilders;

    --  the pace at which we release new products for sale;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2005 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- changes in perceptions or conditions in the national real estate market or the real estate markets in the states and regions in which we operate;

    -- the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- changes in pricing of our products and changes in the related profit margins;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices or availability of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on various regulatory approvals and permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;

    --  the prices and availability of labor and building materials;

    -- changes in insurance rates and deductibles for property in Florida, particularly in coastal areas;

    --  changes in gasoline prices; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    (C) 2007, The St. Joe Company. "St. Joe," "JOE," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown," "SouthWood,"
"SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WhiteFence Farms," "WindMark," and the "Taking Flight" design are service marks of The St. Joe Company.

    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact: Jerry M. Ray, 904-301-4430 jray@joe.com or
             JOE Investor Contact: Mike Daly, 904-301-4302 mdaly@joe.com